Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER OF 2020

               Record Net Sales of $30.0 Million, an Increase of 150% Year-over-Year

Third Quarter Net Income of $8.1 Million, or $0.58 per share

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●

Record net sales of $30.0 million for the three months ended September 30, 2020, compared to $12.0 million for the three months ended September 30, 2019, representing an increase of $18.0 million, or 149.7%

●

Net income for the third quarter of 2020 of $8.1 million, or $0.58 per diluted share, compared to net income of $437,000 for the same period of 2019, representing an increase of $7.7 million, or 1,755%

●	Record face mask sales of $13.4 million in the third quarter of 2020, up 57.6% sequentially from $8.5 million in the second quarter of 2020
●	Increase in cash to $24.6 million as of September 30, 2020, compared to $6.6 million as of December 31, 2019, an increase of $18.1 million, or 275.4%

Nogales, Arizona – November 5, 2020 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the third quarter and nine months ended September 30, 2020.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “As a result of the COVID-19 pandemic, we continue to experience a significant surge in customer demand for our personal protective equipment (PPE) products, specifically face masks, and most notably our proprietary N-95 Particulate Respirator. We saw a dramatic increase in revenue from face mask sales throughout the third quarter, and we currently expect face mask sales to increase through the fourth quarter of 2020 and into 2021. In addition, sales of disposable protective garments and our Building Supply segment products saw year-over-year increases during the third quarter, continuing the trend from the first half of 2020. We also expect sales of these products to show continued top line growth for the remainder of 2020 and into 2021.”

Face mask sales have grown during each quarter of 2020. Third quarter 2020 face mask sales were $13.4 million, compared to $8.5 million in the second quarter of 2020 and $4.5 million in the first quarter of 2020. Management now expects that total mask sales for 2020 will be approximately $43 million. Based on current and anticipated investment in additional equipment and human capital, management currently expects face mask production capacity of $100 million in 2021 (including the increased production capacity from the previously reported phase 2 expansion).

The Company has also seen a significant increase in orders of the Company’s face shield products, with approximately $10.0 million of face shield orders fulfilled in the first nine months of 2020. Although orders of the Company’s face shield products are expected to remain above historic levels through the fourth quarter of 2020, management now believes that, due to increased competition resulting from relatively low barriers to entry in the face shield market and a surplus of face shields now available to consumers, face shield sales during the fourth quarter will be down from the unprecedented levels experienced in the second and third quarters of 2020, and face shield sales for the second half of the year will be less than the approximately $6.0 million previously expected.

Hoffman continued, “Since the beginning of the pandemic, we and others in our industry have addressed the growing customer demand for PPE products by increasing and improving the human, mechanical and supply chain components behind production. Even with these increases and improvements, customer demand for PPE products, face masks in particular, continues to exceed industry supply in many instances, and we believe that this may continue for some time. Due to this customer demand and the current state of the industry, we expect continued face mask sales growth during the fourth quarter and into 2021, but much of our production will be presold. Industry-wide reports also appear to indicate that, even with the significant increase in supply, demand will continue to outpace capacity for immediate utilization, with longer-term stockpiling not realistic until late 2021 and into 2022. As a result of these developments, and in the interest of protecting the Company’s competitive position, we will no longer provide intra-quarter updates on order levels and backlogs.”

Net Sales

Consolidated sales for the three months ended September 30, 2020 increased to $30.0 million, from $12.0 million for the three months ended September 30, 2019, representing an increase of $18.0 million, or 149.7%. This increase consisted of increased sales in the Disposable Protective Apparel segment of $17.6 million and increased sales in the Building Supply segment of $453,000.

Sales for the Disposable Protective Apparel segment for the three months ended September 30, 2020 increased by $17.5 million, or 364%, to $22.4 million, compared to $4.8 million for the same period of 2019. This segment increase was due to a 1,627% increase in sales of face masks, a 1,024% increase in sales of face shields and a 23.8% increase in sales of disposable protective garments.

The increase in face mask sales was primarily attributable to increased sales of our proprietary N-95 Particulate Respirator face mask resulting from increased customer demand associated with the COVID-19 pandemic. The increase in face shield sales was also attributable to the pandemic and further benefited from the Company’s strong inventory position. Due to the surplus of face shields in the market discussed above, the Company expects sales of face shields to decrease significantly in the coming quarters but still to remain above historical levels as the pandemic persists.

Disposable protective garment sales experienced a 23.8% increase in the quarter, largely as a result of the pandemic. The Company’s joint venture in India, which is the primary supply source for these products, was under a government-mandated closure that ended in late May 2020, and the manufacturing facilities did not immediately resume full operation, as many employees did not return after the mandate was lifted and new employees had to be trained. This supply chain disruption negatively affected availability and, therefore, sales of the Company’s disposable protective garments in the third quarter of 2020. Conditions at the current time have improved, so similar constraints are not expected to have a material impact on sales in the fourth quarter of 2020.

The sales mix of the Disposable Protective Apparel segment for the three months ended September 30, 2020 was approximately 20% for disposable protective garments, 60% for face masks and 20% for face shields. This compared to approximately 76% for disposable protective garments, 16% for face masks and 8% for face shields for the three months ended September 30, 2019.

Building Supply segment sales for the three months ended September 30, 2020 increased by $453,000, or 6.3%, to $7.7 million, compared to $7.2 million for the three months ended September 30, 2019. The Building Supply segment increase was primarily due to an increase in sales of synthetic roof underlayment of 6.7%, an increase in sales of housewrap of 2.1% and an increase in sales of other woven material of 27.8% compared to the same period of 2019.

The sales mix of the Building Supply segment for the three months ended September 30, 2020 was approximately 49% for synthetic roof underlayment, 44% for housewrap and 7% for other woven material. This compared to approximately 48% for synthetic roof underlayment, 46% for housewrap and 6% for other woven material for the three months ended September 30, 2019. Our synthetic roof underlayment product line includes REX SynFelt®, REX TECHNOply® and TECHNO SB®, and our housewrap product line consists of REX Wrap®, REX Wrap Plus® and REX Wrap Fortis®.

The third quarter of 2020 was a record quarter for housewrap sales, and, even though sales in the third quarter were only slightly higher than in the comparative quarter of 2019, sales in the third quarter of 2019 were a record up to that point. The housewrap sales increase was aided by a strong inventory position in the Company’s manufacturing facility in the United States. Sales of both synthetic roof underlayment and housewrap have benefitted from an increase in new home construction during 2020 and management’s determination to expand the Company’s distribution reach to cover the new home growth. At the end of the third quarter of 2020, the Company’s backlog of open orders for both the synthetic roof underlayment and housewrap product lines was at higher than historical levels.

Consolidated sales for the nine months ended September 30, 2020 increased to $73.7 million, from $35.8 million for the nine months ended September 30, 2019, representing an increase of $37.9 million, or 106.1%. This increase consisted of increased sales in the Disposable Protective Apparel Segment of $35.7 million and increased sales in the Building Supply segment of $2.3 million.

Sales for the Disposable Protective Apparel segment for the nine months ended September 30, 2020 increased by $35.7 million, or 232.9%, to $51.0 million, compared to $15.3 million for the same period of 2019. This segment increase was due to a 989.6% increase in sales of face masks, a 755.6% increase in sales of face shields and a 22.1% increase in sales of disposable protective garments, all primarily due to increased customer demand associated with the pandemic. The sales mix of the Disposable Protective Apparel segment for the nine months ended September 30, 2020 was 28% for disposable protective garments, 52% for face masks and 20% for face shields. This sales mix is compared to 76% for disposable protective garments, 16% for face masks and 8% for face shields for the nine months ended September 30, 2019.

Building Supply segment sales for the nine months ended September 30, 2020 increased by $2.3 million, or 11.0%, to $22.7 million, compared to $20.4 million for the same period of 2019. The Building Supply segment increase was primarily due to an increase in sales of housewrap of 11.2%, an increase in sales of synthetic roof underlayment of 9.4% and an increase in sales of other woven material of 19.6% compared to the same period of 2019. Synthetic roof underlayment sales increased as a result of increased sales of the Company’s TECHNO family of products. Synthetic roof underlayment and housewrap sales were positively affected by improved U.S. housing starts. Other woven material sales were up as a result of our largest customer in this category increasing its order volume. The sales mix of the Building Supply segment for the nine months ended September 30, 2020 was 46% for synthetic roof underlayment, 45% for housewrap and 9% for other woven material. This compared to 47% for synthetic roof underlayment, 45% for housewrap and 8% for other woven material for the nine months ended September 30, 2019.

Gross Profit

Gross profit increased by $10.9 million, or 258.7%, to $15.1 million for the three months ended September 30, 2020, from $4.2 million for the same period of 2019. The gross profit margin was 50.4% for the three months ended September 30, 2020, compared to 35.1% for the three months ended September 30, 2019. The gross profit margin was positively affected by the significant change in product mix, primarily due to the surge in customer demand for face masks, most notably our proprietary N-95 Particulate Respirator, and face shields, which generally have a higher gross profit margin than our other products.

Gross profit increased by $23.2 million, or 176.5%, to $36.3 million for the nine months ended September 30, 2020, from $13.1 million for the same period of 2019. The gross profit margin was 49.3% for the nine months ended September 30, 2020, compared to 37.6% for the same period of 2019.

The gross profit margin could be slightly affected in the fourth quarter of 2020 as a result of increases in the prices of some raw materials. However, management expects continued higher gross profit margin for the rest of 2020 and into 2021 due to sales associated with the pandemic.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $1.4 million, or 52.6%, to $4.6 million for the three months ended September 30, 2020, from $3.2 million for the three months ended September 30, 2019. However, as a percentage of net sales, selling, general and administrative expenses decreased to 15.3% for the three months ended September 30, 2020, from 26.4% for the same period of 2019, primarily as a result of the growth in net sales. The increase in selling, general and administrative expenses was primarily the result of increased employee compensation, increased sales commissions, increased accrued bonuses, increased insurance costs, increased general office expenses and increased factory-related expenses, largely associated with the pandemic.

Selling, general and administrative expenses increased by $3.1 million, or 30.9%, to $13.2 million for the nine months ended September 30, 2020, from $10.1 million for the nine months ended September 30, 2019. However, as a percentage of net sales, selling, general and administrative expenses decreased to 18.0% for the nine months ended September 30, 2020, down from 29.2% for the same period of 2019, primarily as a result of the growth in net sales.

Income from Operations

Income from operations increased by $9.5 million, or 1,045%, to $10.4 million for the three months ended September 30, 2020, compared to $906,000 for the same period of 2019. The increased income from operations was primarily due to an increase in gross profit of $10.9 million, partially offset by an increase in selling, general and administrative expenses of $1.4 million and an increase in depreciation and amortization expense of $44,000. Income from operations as a percentage of net sales for the three months ended September 30, 2020 was 34.5%, compared to 7.5% for the same period of 2019.

Income from operations increased by $19.9 million, or 763%, to $22.5 million for the nine months ended September 30, 2020, compared to $2.6 million for the nine months ended September 30, 2019. The increased income from operations was primarily due to an increase in gross profit of $23.2 million, partially offset by an increase in selling, general and administrative expenses of $3.1 million and an increase in depreciation and amortization expense of $136,000. Income from operations as a percentage of net sales for the nine months ended September 30, 2020 was 30.6%, compared to 7.2% for the same period of 2019.

Net Income

Net income for the three months ended September 30, 2020 was $8.1 million, compared to net income of $437,000 for the same period of 2019, representing an increase of $7.7 million, or 1,755%. The net income increase was due to an increase in income before provision for income taxes of $10.1 million, partially offset by an increase in provision for income taxes of $2.4 million. Net income as a percentage of net sales for the three months ended September 30, 2020 was 27.0%, and net income as a percentage of net sales for the three months ended September 30, 2019 was 3.6%. Basic earnings per common share for the three months ended September 30, 2020 and 2019 were $0.60 and $0.03, respectively. Diluted earnings per common share for the three months ended September 30, 2020 and 2019 were $0.58 and $0.03, respectively.

Net income for the nine months ended September 30, 2020 was $19.7 million, compared to net income of $2.7 million for the same period of 2019, representing an increase of $17.0 million, or 638%. Net income for the nine-month period significantly exceeded the Company’s previous net income record for a full annual period – $9.0 million for the year ended December 31, 2009, which resulted primarily from increased sales due to the H1N1 pandemic. The net income increase comparing the 2020 and 2019 periods was due to an increase in income before provision for income taxes of $19.7 million, partially offset by an increase in provision for income taxes of $2.7 million. A tax benefit from exercised stock options positively impacted net income in the first quarter of 2020. Net income as a percentage of net sales for the nine months ended September 30, 2020 was 26.7%, and net income as a percentage of net sales for the same period of 2019 was 9.4%. Basic earnings per common share for the nine months ended September 30, 2020 and 2019 were $1.46 and $0.20, respectively. Diluted earnings per common share for the nine months ended September 30, 2020 and 2019 were $1.41 and $0.20, respectively.

Balance Sheet

As of September 30, 2020, the Company had cash of $24.6 million and working capital of $44.7 million, representing an increase in working capital of $20.9 million from $23.8 million as of December 31, 2019. As of September 30, 2020, the Company’s current ratio (current assets/current liabilities) was 7:1, compared to a current ratio of 11:1 as of December 31, 2019. The change in current ratio was primarily a result of customer advance payments for future dated PPE orders, which totaled $3.2 million at the end of the third quarter of 2020.

Cash increased by 275%, or $18.0 million, to $24.6 million as of September 30, 2020, compared to $6.6 million as of December 31, 2019. Approximately $3.2 million of the increase in cash was attributable to customer advance payments for future dated PPE orders. The increase in cash from December 31, 2019 was due to cash provided by operating activities of $17.0 million and cash provided by financing activities of $1.6 million, partially offset by cash used in investing activities of $566,000.

Colleen McDonald, Chief Financial Officer, commented, “In September 2020, we added an additional $5.0 million to our stock repurchase program and now have a total of $6.8 million available for additional stock purchases under the repurchase program. For the nine months ended September 30, 2020, we repurchased 55,100 shares of common stock at a cost of $406,000. To date, the Company has repurchased a total of 17.9 million shares of common stock at a cost of $35.8 million through the repurchase program.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, changes in global economic conditions; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; our partnership with a joint venture partner; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

– Tables follow –

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2020	2019	(1)
Assets
Current assets:
Cash and cash equivalents	$24,583,000	$6,548,000
Investments	173,000	335,000
Accounts receivable, net of allowance for doubtful accounts of $68,000 as of September 30, 2020 and $53,000 as of December 31, 2019	9,137,000	3,568,000
Accounts receivable, related party	833,000	724,000
Inventories	13,155,000	11,303,000
Prepaid expenses	4,859,000	3,587,000
Total current assets	52,740,000	26,065,000

Property and equipment, net	4,086,000	3,943,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	9,000	11,000
Right-of-use assets	2,501,000	3,178,000
Equity investment in unconsolidated affiliate	5,295,000	4,839,000
Total assets	$64,686,000	$38,091,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$992,000	$501,000
Accrued liabilities	2,969,000	920,000
Customer advance payments of orders	3,218,000	-
Lease liabilities	893,000	882,000
Total current liabilities	8,072,000	2,303,000

Lease liabilities, net of current portion	1,657,000	2,337,000
Deferred income tax liabilities, net	224,000	224,000
Total liabilities	9,953,000	4,864,000
Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,577,847 and 12,885,273 shares outstanding as of September 30, 2020 and December 31, 2019, respectively	136,000	129,000
Additional paid-in capital	2,539,000	708,000
Retained earnings	52,058,000	32,390,000
Total shareholders' equity	54,733,000	33,227,000
Total liabilities and shareholders' equity	$64,686,000	$38,091,000

(1)	The condensed consolidated balance sheet as of December 31, 2019 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net sales	$30,027,000	$12,027,000	$73,681,000	$35,745,000

Cost of goods sold, excluding depreciation and amortization	14,891,000	7,807,000	37,378,000	22,616,000
Gross profit	15,136,000	4,220,000	36,303,000	13,129,000

Operating expenses:
Selling, general and administrative	4,580,000	3,172,000	13,236,000	10,108,000
Depreciation and amortization	186,000	142,000	546,000	410,000
Total operating expenses	4,766,000	3,314,000	13,782,000	10,518,000

Income from operations	10,370,000	906,000	22,521,000	2,611,000

Other income:
Equity in income of unconsolidated affiliate	250,000	10,000	456,000	371,000
Gain (loss) on marketable securities	(24,000)	(387,000)	(42,000)	223,000
Interest income, net	1,000	18,000	17,000	52,000
Total other income	227,000	(359,000)	431,000	646,000

Income before provision for income taxes	10,597,000	547,000	22,952,000	3,257,000

Provision for income taxes	2,490,000	110,000	3,284,000	592,000

Net income	$8,107,000	$437,000	$19,668,000	$2,665,000

Basic earnings per common share	$0.60	$0.03	$1.46	$0.20

Diluted earnings per common share	$0.58	$0.03	$1.41	$0.20

Basic weighted average common shares outstanding	13,588,554	13,056,173	13,431,210	13,209,598

Diluted weighted average common shares outstanding	14,033,027	13,075,692	13,977,564	13,238,026